Exhibit 99

Marriott International, Inc.	Communications
Corporate Headquarters	Marriott Drive

NEWS

CONTACT:	Tom Marder
Marriott International
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT STATEMENT REGARDING SYNTHETIC FUEL VENTURE

WASHINGTON, DC - July 7, 2004 - Marriott International (NYSE:MAR) announced today that it has been informed by PacifiCorp Financial Services that Internal Revenue Service (IRS) field auditors have issued a notice of proposed adjustment challenging the placed-in-service date of three of the four synthetic fuel facilities owned by Marriott’s synthetic fuel joint ventures. One of the conditions to qualify for tax credits under Section 29 of the Internal Revenue Code is that the production facility must have been placed-in-service before July 1, 1998. Marriott purchased four synthetic fuel facilities from PacifiCorp Financial Services in October 2001 and completed the sale of approximately 50% of Marriott’s ownership interest in June 2003.

Marriott strongly believes that all the facilities meet the placed-in-service requirement. IRS field audit teams have previously raised questions about the synthetic fuel industry, including the issue of chemical change, but those questions were ultimately resolved in the industry’s favor. We are confident this issue will also be resolved in our favor. We are examining various procedural alternatives for pursuing this issue to resolution.

Our synthetic fuel production plans have not changed. As such, Marriott continues to estimate after-tax earnings per share from its synthetic fuel business will total $0.38 to $0.42 for 2004. Since acquiring the plants, Marriott has recognized approximately $300 million of tax credits from all four plants through January 2, 2004.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including our anticipated results from synthetic fuel operations; and similar

Exhibit 99

statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the ultimate resolution of the IRS audit described above; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,700 lodging properties in the United States and 68 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and has approximately 128,000 employees and was ranked as the lodging industry’s most admired company and one of the best places to work for by FORTUNE®. In fiscal year 2003, Marriott International reported sales from continuing operations of $9 billion. For more information or reservations, please visit our web site at marriott.com.

Exhibit 99